Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue	(412) 928-2022
Suite 400	Telefax:
Pittsburgh, Pennsylvania 15220-2751	(412) 928-0225

Allin Corporation Announces Third Quarter Results

Wednesday, November 3, 2004

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today reported results for the three months and nine months ended September 30, 2004.

For the three-month and nine-month periods ended September 30, 2004, revenue was $2.3 million and $8.3 million, respectively, compared to $3.0 million and $9.8 million for the three-month and nine-month periods ended September 30, 2003, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $543,000 ($0.08 per share) and $864,000 ($0.12 per share) for the three-month and nine-month periods ended September 30, 2004, respectively, compared to a net loss attributable to common shareholders of $13,000 ($0.00 per share) and net income attributable to common shareholders of $338,000 ($0.04 per share - diluted) for the three-month and nine-month periods ended September 30, 2003, respectively.

“Our results were consistent with our forecast for the third quarter with strength in our Technology Infrastructure and Collaborative Solutions Practice Areas offset by comparative weakness in the Interactive Media Practice Area,” stated Rich Talarico, Allin’s chief executive officer. “Our strong operations in Northern California and Pittsburgh enabled us to record an increase in consolidated consulting service revenue for the third quarter, despite the decline in the Interactive Media Practice Area. Softness in the new build market for cruise ships was compounded by the fact that the interactive television integrations we did secure for 2004 are concentrated in the first and fourth quarters. We continue to forecast a stronger fourth quarter for our Interactive Media Practice Area as well as the Company as a whole.”

The decline in revenue, comparing the quarter ended September 30, 2004 with the quarter ended September 30, 2003, was primarily due to the decline in revenue from integration services, as fewer interactive television implementations were completed in the 2004 period. Revenue from consulting services increased 18% from $1.6 million to $1.8 million, comparing the quarter ended September 30, 2004 with the quarter ended September 30, 2003, as increases in Technology Infrastructure and Collaborative Solutions were offset to some degree by declines in Interactive Media consulting services. Technology Infrastructure Practice Area revenue increased 172% from $363,000 for the quarter ended September 30, 2003 to $986,000 for the quarter ended September 30, 2004. Revenue in the Collaborative Solutions Practice Area increased from $660,000 for the quarter ended September 30, 2003 to $685,000 for the quarter ended September 30, 2004.

Revenue for the nine months ended September 30, 2004 also declined when compared with the same period of the prior year. However, the decline was at a much more modest rate as revenue for the first quarter of 2004 exceeded revenue for the first quarter of 2003.

The Company recorded declines in gross profit for the three and nine-month periods ended September 30, 2004, as compared to the same periods of the prior year, due to the lower amounts of revenue and, to a lesser extent, lower gross margin percentages. The lower margin percentages were attributable to a decline in the gross margin percentage in the Interactive Media Practice Area due primarily to a change in the revenue mix in that segment of the Company’s business operations as well as a change in the mix of revenue on a consolidated basis.

The Company recorded an increase in operating expenses of 4%, comparing the quarter ended September 30, 2004 with the quarter ended September 30, 2003. The increase primarily resulted from the lower utilization rate for billable resources in the Interactive Media Practice Area as less compensation was applied to cost of goods sold under the Company’s standard cost method for project labor.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

The Company estimates that revenue in the fourth quarter of 2004 will be in the range of $3.7 million to $3.9 million. The Company has increased its expectations for revenue for the full year 2004 to approximately $12.0 million to $12.2 million.

The Company anticipates net income attributable to common shareholders of between $150,000 ($0.02 per common share - diluted) and $300,000 ($0.03 per common share - diluted) in the fourth quarter of 2004. The Company anticipates that a net loss attributable to common shareholders for the full year 2004 will range from $600,000 ($0.08 per share) to $750,000 ($0.11) per common share.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three practice areas: Interactive Media, Technology Infrastructure and Collaborative Solutions. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “continue to forecast”, “estimates”, “has increased its expectations”, “anticipates” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2004 and 2003, presented below, have been derived from the consolidated financial statements of the Company for 2004 and 2003.

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$1,849	$1,572	$5,904	$5,273
Integration services	133	1,119	1,537	3,664
Outsourced services	164	162	471	526
Information System Product	171	132	343	253
Sales
Other Services	13	23	48	70

Total revenue	2,330	3,008	8,303	9,786

Cost of sales	1,178	1,323	3,997	4,468

Gross profit	1,152	1,685	4,306	5,318
Selling, general & administrative	1,459	1,389	4,460	4,070
Loss (gain) on impairment or disposal of assets	1	-0-	(6)	27
Depreciation & amortization	46	56	141	206

Total operating expenses	1,506	1,445	4,595	4,303

(Loss) income from operations	(354)	240	(289)	1,015
Interest expense, net	8	11	30	31
(Benefit from) or provision for income taxes	(6)	63	(6)	118

Net (loss) income	(356)	166	(313)	866
Accretion and dividends on preferred stock	187	179	551	528

Net (loss) income attributable to common shareholders	$(543)	$(13)	$(864)	$338

(Loss) income per common share – basic	$(0.08)	$0.00	$(0.12)	$0.05

(Loss) income per common share – diluted	$(0.08)	$0.00	$(0.12)	$0.04

Weighted average shares outstanding – basic	6,967,339	6,967,339	6,967,339	6,967,339

Weighted average shares outstanding - diluted	6,967,339	6,967,339	6,967,339	11,260,107

	September 30, 2004	December 31, 2003
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$3,855	$4,580
Other Current Assets	2,922	2,631

Total Current Assets	6,777	7,211
Other Assets	1,878	1,945

Total Assets	$8,655	$9,156

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	3,371	2,295
Other Liabilities	2,302	3,026
Shareholder’s Equity	2,982	3,835

Total Liabilities and Shareholder’s Equity	$8,655	$9,156